EXHIBIT 10(z)

EMCOR GROUP, INC.

Director Award Program
(Amended and Restated as of December 16, 2014)

1.    In General. The Director Award Program (this “Program”) describes rules for the grant of certain awards (“Program Awards”) to Eligible Directors of EMCOR Group, Inc. (the “Company”) under and pursuant to the provisions of the Company’s 2010 Incentive Plan (the “Plan”). All initially capitalized terms used in this Program, except as otherwise defined herein, shall have the same meaning as in the Plan. The grant of Program Awards shall not be construed as affecting any Eligible Director’s right to other remuneration from the Company, including remuneration under the Plan. The terms of the Program, as amended and restated, as set forth herein, shall be effective December 16, 2014. Earlier awards under the Program shall be governed by the terms of the Program as then in effect.

2.    Eligible Directors. Each member of the Board who is not also employed by the Company or any its subsidiaries on the date of grant of a Program Award (each, an “Eligible Director”) is eligible to receive Program Awards.

3.    Program Awards. Program Awards will consist of restricted stock units (“RSUs”) awarded under Section 9 of the Plan. An Eligible Director shall be automatically granted a Program Award in the form of RSUs as follows: (i) in the case of an Eligible Director who is first elected to the Board between annual meetings of stockholders of the Company, on the date of such first election; and (ii) in case of each Eligible Director (including an Eligible Director described in clause (i)) who is elected (including reelected) at an annual meeting of stockholders of the Company, immediately following each such annual meeting.

Each RSU granted under a Program Award, unless earlier forfeited, shall be subject to the following vesting and other conditions:

(a) Each RSU shall vest at the time that is immediately prior to the earliest to occur of the following: (i) the first (1st) anniversary of the date of grant; (ii) solely for Program Awards granted immediately following an annual meeting of stockholders of the Company under clause 3(ii) above, the day immediately preceding the date of the annual meeting (if any) of stockholders next following the date of grant; (iii) the death of the Eligible Director while serving on the Board; (iv) the resignation of the Eligible Director from the Board for reasons of permanent disability (as determined by the Committee).

(b) Upon any termination of an Eligible Director’s services with the Board, all RSUs then held by the Eligible Director that have not previously vested (determined after taking into account clause (a) above) shall be immediately forfeited.

(c) Each Program Award shall be in the form of an RSU award attached as Exhibit A hereto (subject to such changes, if any, as the Committee may from time to time approve in such form of award).

4.    Program Elections

(a)    General Rule. Except as provided in subparagraph (b) below, each Eligible Director must irrevocably select by December 31 of each calendar year (“Selection Date”), a Payment Date (as hereinafter defined) for the Shares to be delivered under the RSUs to be granted to him/her immediately following the annual meeting of stockholders of the Company scheduled to be held in the immediately following calendar year. In addition, as part of the selection described in the immediately preceding sentence, each Eligible Director may irrevocably determine to reduce his annual cash retainer for the ensuing year by 50% of the annual cash retainer and in lieu of such reduction accept an increased Program Award with the same Payment Date. The number of Shares subject to any RSUs awarded in lieu of the full annual cash retainer shall be determined by dividing 50% of the annual cash retainer by the Fair Market Value of a Share on the grant date of the Program Award.

(b)    Special Rule for First Eligibility. Any individual who is first elected to the Board as a non-employee director after December 16, 2014 shall, not later than fifteen (15) days after such election to the Board, select a Payment Date for Shares to be delivered to him under the RSUs constituting the Program Award to be granted to him in connection with his election to the Board. For the avoidance of doubt, an individual receiving a first time grant under this subparagraph shall not be entitled to reduce any portion of his or her cash retainer and thereby receive an increased Program Award in connection therewith.

5.    Payment Date. Unless the Eligible Director selects a later Payment Date in accordance with the rules set forth in this Paragraph 5, the Payment Date for a Program Award of RSUs shall be the first (1st) anniversary of the date of grant or, if earlier (but only in the case of a Program Award granted immediately following an annual meeting of stockholders of the Company), the day immediately preceding the date of the annual meeting (if any) of stockholders of the Company next following the date of grant. An Eligible Director may, on the Selection Date, or, if he is elected to the Board for the first time, on a date that is no later than 15 days after the date of such first election to the Board, in lieu of the Payment Date specified in the immediately preceding sentence, irrevocably (except as hereinafter provided) select a Payment Date with respect to such Program Award that is the second (2nd), third (3rd), fourth (4th), or fifth (5th) anniversary of the date of grant (an “Alternative Initial Payment Date”). Any Eligible Director who has timely selected an Alternative Initial Payment Date may at any time thereafter but prior to the earlier to occur of (i) the Eligible Director’s ceasing to be a member of the Board for any reason or (ii) the date that is twelve months prior to the Alternative Initial Payment Date, irrevocably select a deferred payment date (the “Deferred Payment Date”) that is the fifth (5th) anniversary of the Alternative Initial Payment Date. In the case of an Eligible Director who selects an Alternative Initial Payment Date and does not thereafter select a Deferred Payment Date, the Alternative Initial Payment Date shall be the “Payment Date” for purposes of Paragraph 4 above and Paragraph 6 below. In the case of an Eligible Director who selects an Alternative Initial Payment Date and thereafter timely and properly selects a Deferred Payment Date, the Deferred Payment Date shall be the “Payment Date” for purposes of Paragraph 4 above and Paragraph 6 below.

6.    Payment of Program Awards in the form of Stock Units. The holder of any vested Program Award shall be entitled to receive at the Payment Date, and the Company shall deliver to the holder on the Payment Date, one (1) Share for each RSU comprising the Program Award. The Shares deliverable under any Program Award (including Dividend Equivalent Shares referred to in the RSU award, the form of which is attached hereto as Exhibit A) shall be subject to adjustment in accordance with Section 10 of the Plan.

7.     Amount of Program Awards. Each Program Award shall consist of the sum of (i) a number of RSUs determined by dividing the annual cash retainer that has been established as of Selection Date for the ensuing year (determined before any reduction in the annual cash retainer the Eligible Director has elected pursuant to Paragraph 4(a) hereof) by the Fair Market Value of a Share on the grant date of the Program Award, plus (ii) the number of RSUs, if any, described in the last sentence of Paragraph 4(a) hereof. Notwithstanding the foregoing, the Program Award granted to an Eligible Director in connection with his election for the first time to the Board other than at an annual meeting of stockholders shall consist of the number of RSUs determined as provided in clause (i) of this Section 7 with the following modification: in lieu of the full annual cash retainer determined under clause (i), the amount divided by the Fair Market Value of a Share on the grant date shall be the annual cash retainer that has been established as of the most recent Selection Date multiplied by a fraction, the numerator of which is the number of months or portions thereof remaining between the date of grant and the date of the next scheduled annual meeting of stockholders of the Company (or, if such annual meeting has not yet been scheduled, between the date of grant and the first anniversary of the most recent annual meeting of stockholders of the Company) and the denominator of which is twelve (12).

8.    Amendment, etc. The Board may amend this Program at any time, consistent with the terms of the Plan; provided, that except as permitted in respect of a termination of the Program consistent with the plan-termination rules at Section 1.409A-3(j)(4)(ix) of the Treasury Regulations, no such amendment shall result in an acceleration of payment under the terms of any previously elected Program Award, and no such amendment shall otherwise affect the timing of payment of any Program Award in a manner that is inconsistent with (as applicable) compliance of such Program Award with the requirement for exemption from, or compliance of such Program Award with the requirements of, Section 409A of the Code.

EXHIBIT A

Restricted Stock Unit Award Agreement Under Director Award Program

EMCOR GROUP, INC.
301 Merritt Seven
Norwalk, Connecticut 06851-1092

Agreement made this ___ day of __________ between EMCOR GROUP, INC., a Delaware corporation (the “Company”) and _________, (the “Participant”).
1.    Restricted Stock Unit Award.
The Participant is hereby granted, pursuant to the Company’s 2010 Incentive Plan (the “Plan”) and the Director Award Program established under the Plan, as amended and restated as of December 16, 2014 (the “Program”), and subject to their terms, a Restricted Stock Unit award (the “Program Award”) as hereinafter described. The Program Award gives the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement, the Program and the Plan, (i) _____ Shares Note: number of Shares to include both the basic restricted stock unit award and any additional portion attributable to a reduction in the cash retainer. (the “Basic Shares”) and (ii) an additional whole number of Shares (rounded down to the nearest whole number) (the “Dividend Equivalent Shares”) equal in value (determined as hereinafter provided) to the dividends, if any, that would have been paid with respect to the Basic Shares had the Basic Shares been issued to the Participant on the date hereof. For purposes of (ii), the number of Dividend Equivalent Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of Company common stock. No Dividend Equivalent Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which the Participant or other person entitled to the Basic Shares becomes the record owner of such Shares for dividend record-date purposes. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Program and the Plan.
2.    Vesting.
This Program Award shall vest at the time that is immediately prior to the earliest to occur of the following: (A) the first (1st) anniversary of the effective date of this Agreement; (B) the day immediately preceding the date of the annual meeting (if any) of stockholders next following the date of grant Note: if award is granted other than immediately following an annual meeting of stockholders clause (B) should be stricken, and (C) redesignated as (B), and (D) redesignated as (C).; (C) the death of the participant while serving on the Board; (D) the resignation of the Participant from the Board for reasons of permanent disability (as determined by the Committee).
Upon any termination of a Participant’s services with the Board, all RSUs then held by the Participant that have not previously vested (determined after taking into account the previous paragraph) shall be immediately forfeited.
3.    Delivery of Shares.
Subject to Section 4 below, the Company shall effect delivery of the Shares with respect to this Program Award to the Participant (or, in the event of the Participant’s death, to the person to whom the Program Award has passed by will or the laws of descent and distribution) on _______, 20__. No Shares will be issued pursuant to this Program Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee.
4.    Dividends; Other Rights.
The Program Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Program Award or to receive or be credited (other than as provided in Section 1 above) with any dividends declared and payable on any Share prior to the delivery of such Shares.

5.    Certain Tax Matters.
The Participant expressly acknowledges that because this Program Award consists of an unfunded and unsecured conditional promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Program Award. By accepting this Program Award, the Participant agrees to be responsible for all taxes (including any withholding taxes) to which he may be subject by reason of the vesting of or payment under the Program Award.
6.    Nontransferability.
Neither this Program Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Committee may otherwise determine.
7.    Effect on Right to Be Continued as a Director.
This Program Award shall not confer upon the Participant any right to be continued as a director of the Company or derogate from any right of the Company or its stockholders to decline to nominate the Participant for election as a director, to decline to elect Participant as a director, or, subject to the provisions of the bylaws of the Company and applicable law, to remove Participant as a director, with or without cause.
8.    Amendments.
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing.
9.    Governing Law.
This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

EMCOR GROUP, INC.

By:_____________________________
Anthony J. Guzzi
Title: President and Chief Executive Officer

Agreed and Accepted:

_______________________________